Neenah Declares Quarterly Dividend

ALPHARETTA, GA. August 2, 2021 - Neenah, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.47 per share on the Company's common stock. The dividend will be payable on September 2, 2021 to shareholders of record as of close of business on August 13, 2021.

About Neenah

Neenah is committed to manufacturing growth for its customers, end-users, shareholders and employees. With manufacturing facilities across North America, Europe and Asia, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, Georgia. We are focused on growing in filtration media, specialty coatings, engineered materials and imaging & packaging. Our materials are found in a variety of products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Contact:     Neenah, Inc.
    Kyle Anderson
    Vice President, Corporate Strategy and Investor Relations
    (678) 518-3278
investors@neenah.com